Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Corporation Reports $0.25 EPS for Fiscal 2011 Third Quarter;

Net Sales Increase 30%

SCHAUMBURG, IL. — May 10, 2011 — Sparton Corporation (NYSE: SPA) today announced results for the third quarter of fiscal 2011 ended March 31, 2011. The Company reported third quarter operating income of $2.7 million and net income of $2.5 million, or $0.25 per share, versus operating income of $0.4 million and net income of $0.7 million, or $0.07 per share, for the third quarter of fiscal 2010.

Consolidated results for the three and nine months ended March 31, 2011 and 2010:

	Third Quarter		First Nine Months of Fiscal Year
($ in 000’s, except per share)	2011	2010	2011	2010
Net sales	$50,352	$38,637	$142,450	$133,964
Gross profit	8,202	5,569	22,775	21,076
Restructuring / impairment charges	—	238	77	2,121
Gain on acquisition	—	—	(2,400)	—
Operating income	2,679	378	8,364	3,466
Provision for (benefit from) income taxes	115	(132)	215	(2,027)
Net income	2,523	689	8,038	5,342
Income per share – basic	0.25	0.07	0.79	0.54
Income per share – diluted	0.25	0.07	0.78	0.54

Highlights for the fiscal 2011 third quarter are summarized below:

•	Net income of $2.5 million, or $0.25 per share.

•	Gross profit of $8.2 million, Sparton’s largest quarterly gross profit in over five years.

•	Net sales of $10.8 million and net income of $1.0 million resulting from the acquired Colorado medical businesses.

•	Completed acquisition of Byers Peak, Incorporated (“Byers Peak”) contract manufacturing business located near Denver, Colorado.

•	Sold last remaining idle facility in Albuquerque, New Mexico, for approximately $4.2 million.

Sparton President and CEO Cary Wood commented, “We are pleased to report $0.25 income per share for our third quarter of fiscal 2011. Increased sales from our DSS and EMS businesses along with an enhanced gross margin percentage from our EMS business drove the improvement over our second quarter results, while our newly acquired Frederick, Colorado medical device business continues to exceed our expectations and provide significant incremental sales and margin contribution over our prior year results.”

Byers Peak Acquisition

Mr. Wood continued, “We are extremely pleased to have closed the Byers Peak acquisition this past March. As part of this acquisition, we intend to consolidate the Byers Peak operations into the Company’s Frederick, Colorado facility and the anticipated efficiencies from this consolidation made this acquisition even more compelling beyond the strategic fit and acquired workforce. We anticipate that this strategic addition to our Medical business will be accretive to earnings no later than the second quarter of fiscal 2012.”

On March 4, 2011, the Company completed the acquisition of certain assets and assumption of certain liabilities of Byers Peak in an all-cash transaction valued at approximately $4.4 million, subject to certain post-closing adjustments. The transaction was financed through the use of Company cash and included a holdback of approximately $0.4 million which is available to fund any potential seller indemnification obligations in relation to the agreement.

The acquired business, which is reported in the Company’s Medical segment, provides further expansion into the therapeutic device market, diversifies Sparton’s customer base, and further expands the Company’s geographic reach into the western United States. Additionally, the acquisition increases Sparton’s offerings with the inclusion of field service and refurbishment capabilities. Byers Peak primarily manufactures medical devices for OEM and emerging technology companies in the Therapeutic device market, including devices for surgical navigation, RF energy generation, non-invasive pain relief, arterial disease, and kidney dialysis. It also has a field service and installation group that primarily provides water filtration and disinfection systems for the medical industry as well as device refurbishment programs. Additionally, Byers Peak provides electromechanical device manufacturing support for a limited number of customers outside of the medical industry.

Consolidated Results for the Quarter

Net sales for the three months ended March 31, 2011 were $50.4 million, an increase of 30% from the prior year quarter, due to additional sales in the current year quarter from the acquisitions of Delphi Medical and Byers Peak, increased U.S. Navy sonobuoy sales from our DSS segment and improved Medical sales at our Ohio facility.

Consolidated gross profit percentage for the three months ended March 31, 2011 increased to 16% compared to 14% in the same quarter last year. The increased margin reflects improved results from the Company’s EMS and Medical segments, including higher margins achieved at the newly acquired Colorado Medical businesses, partially offset by the unfavorable impact of the decreased contribution of foreign sonobuoy sales from the Company’s DSS segment.

Selling and administrative expenses as a percentage of sales decreased to 10% of sales from 11% in the prior year quarter.

Sparton incurred no restructuring/impairment charges for the three months ended March 31, 2011 compared to $0.2 million of restructuring/impairment charges in the same quarter of fiscal 2010.

The Company recorded income tax expense of approximately $0.1 million for the three months ended March 31, 2011 compared to an income tax benefit of approximately $0.1 million for the three months ended March 31, 2010. The fiscal 2010 benefit reflects the release of $0.2 million of deferred tax asset valuation allowance in relation to tax regulation changes related to carryback provisions.

Segment Results for the Quarter

Medical Device (“Medical”)

Medical sales in the three months ended March 31, 2011 included $10.8 million of additional sales from the acquisitions of Delphi Medical and Byers Peak. Excluding these fiscal year 2011 incremental sales, Medical sales increased approximately $0.3 million in the three months ended March 31, 2011 as compared with the same quarter last year. This increase in comparable sales reflects increased demand for certain programs, partially offset by the disengagement of one customer during fiscal 2011.

The gross profit percentage on Medical sales increased to 14% from 10% for the three months ended March 31, 2011 and 2010, respectively. This increase in margin on Medical sales reflects the Company’s continued implementation of Lean Enterprise, product mix, its cost management efforts to mitigate decreased capacity utilization at the Company’s Strongsville, Ohio facility earlier in the year and higher margins achieved at the Company’s Frederick, Colorado facility.

Selling and administrative expenses relating to the Medical segment were $1.4 million and $1.0 million for the three months ended March 31, 2011 and 2010, respectively, reflecting increased direct and allocated expenses related to the Company’s recent acquisitions and increased business development efforts in the current fiscal quarter, partially offset by fiscal 2010 bad debt expense.

Electronic Manufacturing Services (“EMS”)

EMS sales for the three months ended March 31, 2011 decreased approximately $0.8 million as compared with the same quarter last year. This decrease primarily reflects certain program losses, primarily with two customers, partially offset by increased intercompany sales.

The gross profit percentage on EMS sales increased to 11% for the three months ended March 31, 2011 compared to 5% for the three months ended March 31, 2010. The quarter over quarter comparison reflects favorable product mix and improved operating performance, partially offset by the impact of the overall decrease in sales volume.

Selling and administrative expenses relating to the EMS segment were $0.8 million for the three months ended March 31, 2011 compared to $0.9 million for the three months ended March 31, 2010, reflecting a decrease in allocated corporate selling and administrative expenses, partially offset by increased business development and safety efforts in the current fiscal quarter.

Restructuring/impairment charges relating to the EMS segment were $0.2 million for the three months ended March 31, 2010. No restructuring/impairment charges relating to the EMS segment were recognized in the current year quarter.

Defense & Security Systems (“DSS”)

DSS sales for the three months ended March 31, 2011 increased by $2.1 million from the third quarter of fiscal year 2010, reflecting higher U.S. Navy sonobuoy production and, to a lesser extent, increased digital compass sales in the current year quarter. Partially offsetting these increases were reductions in sonobuoy sales to foreign governments and in engineering sales revenue.

The gross profit percentage on DSS sales for the three months ended March 31, 2011 was 20% compared to 24% for the three months ended March 31, 2010. Gross profit percentage in the current year quarter was adversely affected by decreased sales to foreign governments as compared to the prior year quarter, partially offset by favorable product mix on increased U.S. Navy sonobuoy sales.

Selling and administrative expenses relating to the DSS segment were $0.9 million for the three months ended March 31, 2011 compared to $0.7 million for the three months ended March 31, 2010, reflecting increased direct selling and administrative expenses due to increased business development efforts in the current fiscal quarter, partially offset by a decrease in allocated corporate selling and administrative expenses.

The Company incurred $0.3 million of internally funded research and development expenses in the three months ended March 31, 2011. No internally funded research and development expense was incurred in the prior year period.

Liquidity and Capital Resources

Mr. Wood commented, “During this past quarter, we completed the $4.2 million sale of our closed facility in Albuquerque, New Mexico and acquired the contract manufacturing business of Byers Peak for $4.4 million, subject to certain post closing adjustments. The replacement of this idle asset with the productive revenue generating operations of our most recent acquisition is further progress toward the accomplishment of our strategic goals.”

As of March 31, 2011, the Company had $26 million in cash and cash equivalents and no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August 2009 by PNC Bank, National Association. The credit facility is subject to certain customary covenants which were met at March 31, 2011.

Outlook

Mr. Wood further commented, “We were pleased with the efficient integration of the Delphi business earlier in the year, particularly with that business becoming accretive to earnings ahead of schedule, and we are looking forward to successfully executing on the consolidation and integration of the Byers Peak business into our Frederick, Colorado facility beginning in the fourth quarter of fiscal 2011. Our recently announced new business wins with Talyst in our Medical segment and Tampa Microwave in our EMS/Complex Systems segment are early indicators that the Company’s new marketing initiative and recently expanded business development resources are beginning to gain momentum. We remain optimistic that our continued investment in business development resources and internal research and development efforts will position the Company for future growth. Additionally, we remain watchful for complementary strategic acquisition targets as part of our growth plan and are continuously evaluating new opportunities.”

Conference Call

Sparton will host a conference call with investors and analysts on May 12, 2011 at 11:00 a.m. CST to discuss its fiscal year 2011 third quarter financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 954-0603. Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: https://www.livemeeting.com/cc/gc_min_pro_usa/join?id=R5N4QC&role=attend. Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 111th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary markets served are in the Medical Device, Electronic Manufacturing Services, and Defense & Security Systems industries. Headquartered in Schaumburg, IL, Sparton currently has six manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2010, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share data)

	March 31, 2011	June 30, 2010 (a)
Assets
Current Assets:
Cash and cash equivalents	$26,119	$30,589
Restricted cash	—	3,162
Accounts receivable, net of allowance for doubtful accounts of $118 and $532, respectively	22,073	17,967
Inventories and cost of contracts in progress, net	40,282	26,514
Income taxes receivable	304	296
Deferred income taxes	57	57
Property held for sale	—	3,900
Prepaid expenses and other current assets	1,986	1,449

Total current assets	90,821	83,934
Property, plant and equipment, net	10,831	8,924
Goodwill	20,625	19,141
Other intangible assets, net	5,914	4,803
Other non-current assets	2,869	3,059

Total assets	$131,060	$119,861

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$124	$121
Accounts payable	17,116	13,045
Accrued salaries and wages	5,042	5,737
Accrued health benefits	985	989
Current portion of pension liability	165	1,139
Restructuring accrual	152	233
Advance billings on customer contracts	19,279	21,595
Other accrued expenses	5,471	3,345

Total current liabilities	48,334	46,204
Deferred income taxes — non-current	1,921	1,579
Pension liability — non-current portion	2,037	1,980
Long-term debt — non-current portion	1,702	1,796
Environmental remediation — non-current portion	3,812	4,033

Total liabilities	57,806	55,592

Commitments and contingencies

Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized, none outstanding	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 10,236,484 and 10,200,534 shares outstanding, respectively	12,796	12,751
Capital in excess of par value	20,346	19,864
Retained earnings	43,064	35,026
Accumulated other comprehensive loss	(2,952)	(3,372)

Total shareholders’ equity	73,254	64,269

Total liabilities and shareholders’ equity	$131,060	$119,861

(a)	Derived from the Company’s audited financial statements as of June 30, 2010.

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Three Months Ended		For the Nine Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Net sales	$50,352	$38,637	$142,450	$133,964
Cost of goods sold	42,150	33,068	119,675	112,888

Gross profit	8,202	5,569	22,775	21,076

Operating Expense:
Selling and administrative expenses	5,143	4,328	15,666	14,017
Internal research and development expenses	282	—	564	—
Amortization of intangible assets	127	118	347	352
Restructuring/impairment charges	—	238	77	2,121
Gain on acquisition	—	—	(2,400)	—
Gain on sale of property, plant and equipment, net	(121)	—	(139)	—
Other operating expenses	92	507	296	1,120

Total operating expense	5,523	5,191	14,411	17,610

Operating income	2,679	378	8,364	3,466

Other income (expense)
Interest expense	(178)	(193)	(529)	(655)
Interest income	32	32	118	48
Gain on sale of investment	—	201	—	201
Other, net	105	139	300	255

Total other income (expense), net	(41)	179	(111)	(151)

Income before provision for (benefit from) income taxes	2,638	557	8,253	3,315
Provision for (benefit from) income taxes	115	(132)	215	(2,027)

Net income	$2,523	$689	$8,038	$5,342

Income per share of common stock:
Basic	$0.25	$0.07	$0.79	$0.54

Diluted	$0.25	$0.07	$0.78	$0.54

Weighted average shares of common stock outstanding:
Basic	10,223,928	9,978,507	10,211,187	9,964,711

Diluted	10,269,489	9,998,419	10,243,961	9,964,711

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

	For the Nine Months Ended
	March 31, 2011	March 31, 2010
Cash Flows from Operating Activities:
Net income	$8,038	$5,342
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,076	1,067
Deferred income tax expense	342	307
Pension expense	427	1,085
Stock-based compensation expense	502	445
Non-cash restructuring/impairment charges	—	252
Gain on sale of property, plant and equipment, net	(139)	—
Gain on acquisition	(2,400)	—
Gain on sale of investment	—	(201)
Other	261	181
Changes in operating assets and liabilities:
Accounts receivable	(2,562)	19,953
Income taxes receivable	(8)	(826)
Inventories and cost of contracts in progress	(1,602)	9,628
Prepaid expenses and other assets	(602)	469
Advance billings on customer contracts	(2,316)	(12,913)
Accounts payable and accrued expenses	2,428	(19,841)

Net cash provided by operating activities	3,445	4,948
Cash Flows from Investing Activities:
Purchase of certain contract manufacturing assets of Delphi Medical	(8,419)	—
Purchase of certain assets of Byers Peak	(4,350)
Additional goodwill from SMS acquisition	—	(977)
Change in restricted cash	3,162	(3,151)
Purchases of property, plant and equipment	(2,274)	(1,041)
Proceeds from sale of property, plant and equipment	4,039	450
Proceeds from sale of investment	—	525

Net cash used in investing activities	(7,842)	(4,194)
Cash Flows from Financing Activities:
Net short-term bank repayments	—	(15,500)
Repayment of long-term debt	(98)	(4,485)
Payment of debt financing costs	—	(886)
Proceeds from the exercise of stock options	25	—

Net cash used in financing activities	(73)	(20,871)

Net decrease in cash and cash equivalents	(4,470)	(20,117)
Cash and cash equivalents at beginning of period	30,589	36,261

Cash and cash equivalents at end of period	$26,119	$16,144

Supplemental disclosure of cash flow information:
Cash paid for interest	$274	$422
Cash paid (received) for income taxes	$(81)	$5

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

(Dollars in thousands, except share data)

	Nine Months Ended March 31, 2011
	Common Stock		Capital In Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance at June 30, 2010	10,200,534	$12,751	$19,864	$35,026	$(3,372)	$64,269
Issuance of stock	30,950	39	(39)	—	—	—
Exercise of stock options	5,000	6	19	—	—	25
Stock-based compensation expense	—	—	502	—	—	502
Comprehensive income, net of tax:
Net income	—	—	—	8,038	—	8,038
Change in unrecognized pension costs	—	—	—	—	420	420

Comprehensive income						8,458

Balance at March 31, 2011	10,236,484	$12,796	$20,346	$43,064	$(2,952)	$73,254

	Nine Months Ended March 31, 2010
	Common Stock		Capital In Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance at June 30, 2009	9,951,507	$12,439	$19,671	$27,586	$(4,801)	$54,895
Issuance of stock	27,000	34	(34)	—	—	—
Stock-based compensation expense	—	—	445	—	—	445
Comprehensive income, net of tax:
Net income	—	—	—	5,342	—	5,342
Change in unrecognized pension costs	—	—	—	—	956	956

Comprehensive income	—	—	—	—	—	6,298

Balance at March 31, 2010	9,978,507	$12,473	$20,082	$32,928	$(3,845)	$61,638

SPARTON CORPORATION AND SUBSIDIARIES

SELECT SEGMENT INFORMATION

(UNAUDITED)

(Dollars in thousands)

Sales:

	Third Quarter			First Nine Months of Fiscal Year
SEGMENT	2011	2010	% Chg	2011	2010	% Chg
Medical	$25,377	$14,228	78%	$70,072	$51,142	37%
EMS	12,291	13,076	(6)%	35,131	45,003	(22)%
DSS	16,350	14,293	14%	47,126	46,660	1%
Eliminations	(3,666)	(2,960)	24%	(9,879)	(8,841)	12%

Totals	$50,352	$38,637	30%	$142,450	$133,964	6%

Gross profit:

	Third Quarter				First Nine Months of Fiscal Year
SEGMENT	2011	GP %	2010	GP %	2011	GP %	2010	GP %
Medical	$3,554	14%	$1,474	10%	$9,211	13%	$6,871	13%
EMS	1,364	11%	620	5%	3,020	9%	2,349	5%
DSS	3,284	20%	3,475	24%	10,544	22%	11,856	25%

Totals	$8,202	16%	$5,569	14%	$22,775	16%	$21,076	16%

Operating income (loss):

	Third Quarter				First Nine Months of Fiscal Year
SEGMENT	2011	% of Sales	2010	% of Sales	2011	% of Sales	2010	% of Sales
Medical	$2,044	8%	$327	2%	$6,691	10%	$3,733	7%
EMS	568	5%	(426)	(3)%	559	2%	(1,189)	(3)%
DSS	2,068	13%	2,784	19%	7,459	16%	9,861	21%
Other Unallocated	(2,001)	—	(2,307)	—	(6,345)	—	(8,939)	—

Totals	$2,679	5%	$378	1%	$8,364	6%	$3,466	3%